Exhibit 10.1

Renee R. Schultz
Senior Vice President, Capital Markets

4000 Wisconsin Avenue, NW
Washington, DC 20016
202 752 1805
202 752 6890 (fax)
renee_r_schultz@fanniemae.com

November 27, 2012

PHH Mortgage Corporation

1 Mortgage Way

Mount Laurel, NJ 08054

Re:                             Amendment and Restatement of Committed Purchase Facility for Early Funding

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) amends and restates, effective as of the Effective Date (defined below), that certain Letter Agreement between Fannie Mae and PHH Mortgage Corporation (“PHH”) dated as of December 15, 2011, related to the Committed Purchase Facility for Early Funding, as amended by the Amendment No. 1 to Letter Agreement, dated as of April 27, 2012 (the “Existing Letter Agreement”), regarding Fannie Mae’s commitment to accept delivery and to purchase mortgage loans and pools of mortgage loans from PHH pursuant to the Early Funding Agreements (as defined in that certain Pricing Terms Letter between Fannie Mae and PHH, dated as of December 15, 2011 (the “Existing Pricing Terms Letter”)).

1.                                      Term of Agreement.  The terms set forth in this Letter Agreement shall apply to all sales and deliveries of mortgage loans and pools of mortgage loans from PHH to Fannie Mae pursuant to the Early Funding Agreements that are made on or after December 14, 2012 (the “Effective Date”) and on or before December 13, 2013 (the “Scheduled Termination Date”), subject to the early termination of this Letter Agreement as provided herein (such period commencing on the Effective Date and ending on the Schedule Termination Date, subject to the early termination of this Letter Agreement as provided herein, is referred to herein as the “Term”).

1A.                             Definitions.  As used herein, the following terms shall have the following meanings:

“Applicable Law” shall mean all provisions of statutes, rules, regulations, and orders of governmental bodies or regulatory agencies applicable to a Person, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.

“Available Borrowing Capacity” shall mean committed borrowing capacity which may be drawn (taking into account required reserves and discounts) upon or has been drawn upon by PHH Corporation or any of its Subsidiaries under committed Mortgage Warehouse Facilities.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Consolidated Net Worth” shall mean, at any date of determination, all amounts which would be included on a balance sheet of PHH Corporation and its Consolidated Subsidiaries under stockholders’ equity as of such date in accordance with GAAP.

“Consolidated Subsidiaries” shall mean all Subsidiaries of PHH Corporation that are required to be consolidated with PHH Corporation for financial reporting purposes in accordance with GAAP.

“Existing Mortgage Warehouse Facilities” shall mean the mortgage warehouse facilities and mortgage warehouse conduits of PHH and its Subsidiaries in place as of March 30, 2012.

“GAAP” shall mean generally accepted accounting principles consistently applied (except for accounting changes in response to FASB releases or other authoritative pronouncements) provided, however, that all calculations made pursuant to Sections 5(a)(ix) and 5(a)(x) hereof and the related definitions shall have been computed based on generally accepted accounting principles as are in effect on June 25, 2010.

“Government-Sponsored Enterprise” shall mean (i) Fannie Mae, (ii) Freddie Mac, (iii) Ginnie Mae, or (iv) any other U.S. Department of Housing and Urban Development entity.

“Guaranty” shall mean, as to any Person, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Capital Lease, dividend or other monetary obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services, in each case, primarily for the purpose of assuring the owner of any such primary obligation of the repayment of such primary obligation or (d) as a general partner of a partnership or a joint venturer of a joint venture in respect of indebtedness of such partnership or such joint venture which is treated as a general partnership for purposes of Applicable Law. The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount (or portion thereof) of the primary obligation in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder); provided that the amount of any Guaranty shall be limited to the extent necessary so that such amount does not exceed the value of the assets of such Person (as reflected on a consolidated balance sheet of such Person prepared in accordance with GAAP) to which any creditor or beneficiary of such Guaranty would have recourse. Notwithstanding the foregoing definition, the term “Guaranty” shall not include any direct or indirect obligation of a Person as a general partner of a general partnership or a joint venturer of a joint venture in respect of Indebtedness of such general partnership or joint venture, to the extent such Indebtedness is contractually non-recourse to the assets of such Person as a general partner or joint venturer (other than assets comprising the capital of such general partnership or joint venture).

“Indebtedness” shall mean (i) all indebtedness, obligations and other liabilities of PHH Corporation and its Subsidiaries which are, at the date as of which Indebtedness is to be determined, includable as liabilities in a consolidated balance sheet of PHH Corporation and its Subsidiaries, other than (w) accounts payable, accrued expenses and derivatives transactions entered into in the ordinary course of business pursuant to hedging programs, (x) advances from clients obtained in the ordinary course of the relocation management services business of PHH Corporation and its Subsidiaries, (y) current and deferred income taxes and other similar liabilities and (z) minority interest, plus (ii) without duplicating any items included in Indebtedness pursuant to the foregoing clause (i) (but excluding reinsurance obligations of Atrium Insurance Corporation and its successors and assigns), the maximum aggregate amount of all liabilities of PHH Corporation or any of its Subsidiaries under any Guaranty, indemnity or similar undertaking given or assumed of, or in respect of, the indebtedness, obligations or other liabilities, assets, revenues, income or dividends of any Person other than PHH Corporation or one of its Subsidiaries and (iii) all other obligations or liabilities of PHH Corporation or any of its Subsidiaries in relation to the discharge of the obligations of any Person other than PHH Corporation or one of its Subsidiaries.

“Mortgage Warehouse Facilities” shall mean (i) the Existing Mortgage Warehouse Facilities and (ii) each other credit facility or conduit for the warehousing or gestation of mortgages that provides financing to PHH Corporation or any of its Subsidiaries.

“Person” shall mean any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Amended Pricing Terms Letter” shall mean that certain Amended Pricing Terms Letter dated as of the date hereof between Fannie Mae and PHH referencing this Letter Agreement and setting forth certain specific terms, including pricing terms, governing transactions pursuant to this Letter Agreement and the Early Funding Agreements (as defined in the Amended Pricing Terms Letter).

“Securitization Indebtedness” shall mean Indebtedness incurred by any structured bankruptcy-remote Subsidiary of PHH Corporation which does not permit or provide for recourse to PHH Corporation or any Subsidiary of PHH Corporation (other than such structured bankruptcy-remote Subsidiary) or any property or asset of PHH Corporation or any Subsidiary of PHH Corporation (other than the property or assets of such structured bankruptcy-remote Subsidiary).

“Subsidiary” shall mean, with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Amendment shall refer to a Subsidiary or Subsidiaries of PHH Corporation.

“Tangible Net Worth” shall mean, at any date of determination, Consolidated Net Worth minus the aggregate book value of all intangible assets of PHH Corporation and its Consolidated Subsidiaries as of such date in accordance with GAAP.

2.                                      Commitment.  (a) During the Term of this Letter Agreement, subject to the terms and conditions set forth herein, Fannie Mae shall accept the sale and delivery and shall purchase mortgage loans and pools of mortgage loans from PHH pursuant to the terms and conditions of the Early Funding Agreements, provided that Fannie Mae shall not be committed to purchase mortgage loans or pools of mortgage loans from PHH during the Term to the extent that, after giving effect to the purchase thereof, the aggregate unpaid principal balance of mortgage loans and pools of mortgage loans considered to be Pending (as defined below) for all Early Funding Agreements would exceed $1 billion ($1,000,000,000.00) as of any given day.  Fannie Mae’s commitment to purchase loans from PHH pursuant to the terms of this Letter Agreement shall be referred to herein as the “Commitment”.

(b)                                 For purposes of this Letter Agreement, mortgage loans and pools of mortgage loans that have been purchased by Fannie Mae under the Early Funding Agreements, but pursuant to the terms thereof the transaction has not been completed (i.e., either (i) for a transaction under the ASAP Plus Agreements (as defined in the Amended Pricing Terms Letter), the mortgage loans have not been repurchased by PHH and redelivered to Fannie Mae into a whole loan commitment, or (ii) for a transaction under the ASAP Sale Agreements (as defined in the Amended Pricing Terms Letter), the mortgage-backed securities to be created from the pool of mortgages purchased by Fannie Mae have not been delivered to the identified forward trade counterparty) will be referred to as “Pending.”

(c)                                  During the Term of this Letter Agreement, Fannie Mae’s purchases of mortgage loans and pools of mortgage loans from PHH under the Early Funding Agreements shall be at the pricing levels set forth in the Amended Pricing Terms Letter.

(d)                                 For the avoidance of doubt, this Letter Agreement is intended to create a binding commitment by Fannie Mae to purchase mortgage loans and pools of mortgage loans from PHH pursuant to the terms of the Early Funding Agreements, and as such, any provisions in the Early Funding Agreements that relate to:

(i) an Early Funding Agreement not being construed as conferring the right to PHH to deliver mortgage loans or pools of mortgage loans to Fannie Mae or an obligation of Fannie Mae to accept such deliveries;

(ii) an Early Funding Agreement not being a commitment of funds to PHH; or

(iii) the ability of either party to terminate or cancel an Early Funding Agreement at any time in the absence of a Termination Event or an Event of Default, as applicable, under such Early Funding Agreement;

shall be superseded by this Letter Agreement, provided, however, that except as set forth above, this Letter Agreement does not otherwise modify the terms and provisions of the Early Funding Agreements, including, without limitation, the procedures, and requirements of the initiation or completion of the delivery and sale of mortgage loans and pools of mortgage loans pursuant to the Early Funding Agreements or the ability of either party to declare an Event of Default or Termination Event under the Early Funding Agreements and exercise any rights and remedies arising therefrom.

3.                                      Commitment Fee.  (a)  PHH shall pay Fannie Mae a commitment fee for providing the Commitment in the amount specified in the Amended Pricing Terms Letter (such fee, the “Commitment Fee”).

(b)                                 The Commitment Fee shall be paid in equal quarterly installments, with payments due on the Effective Date, March 1, 2013, June 1, 2013, and September 1, 2013 (each such date, a “Payment Date”).  Each payment shall represent the portion of the Commitment Fee for the period starting on such Payment Date and ending on the day immediately preceding the next Payment Date (or the Scheduled Termination Date, in the case of the last quarterly payment).  The period from one Payment Date to the day immediately preceding the next Payment Date (or the Scheduled Termination Date) will be referred to herein as a “Payment Period”.

(c)                                  Commitment Fees attributable to prior Payment Periods are not refundable in the event of the early termination of this Letter Agreement.  Commitment Fees attributable to the then-current Payment Period will be refunded to PHH as set forth in Section 5 below. Commitment Fees shall be wired to Fannie Mae (or in the case of a refund, to PHH) to the account specified in the Amended Pricing Terms Letter.

4.                                      Non-Usage Fee.  (a) PHH is required to pay a non-usage fee to Fannie Mae in the event its Average Monthly Balance (defined below) falls below the Minimum Average Monthly Balance (as defined in the Amended Pricing Terms Letter) for any calendar month during the Term of this Letter Agreement.

(b)                                 The “Average Monthly Balance” shall be calculated monthly by adding together the daily aggregate unpaid principal balance of all Pending mortgage loans and pools of mortgage loans, with that sum divided by the number of days in such month.  The Average Monthly Balance shall be calculated by Fannie Mae using data from Fannie Mae’s internal systems for tracking early funding transactions.  The data from these internal systems will be conclusive and binding upon PHH and Fannie Mae, absent manifest error.

(c)                                  In the event the Average Monthly Balance for a month is below the Minimum Average Monthly Balance, the Average Monthly Balance for such month shall be subtracted from the Minimum Average Monthly Balance, and the difference multiplied by the Annualized Non-Usage Rate (defined in the Amended Pricing Terms Letter) based on the actual number of days during such month, to determine the “Non-Usage Fee.”  A Non-Usage Fee for a given month, if applicable, shall be paid by PHH to Fannie Mae by the fifth business day of the following month, provided that Fannie Mae has provided PHH at least three business days prior notice of the amount of the Non-Usage Fee that is due and payable, together with a reasonably detailed calculation of the Non-Usage Fee.  Any Non-Usage Fees paid to Fannie Mae will not be refunded to PHH in the event of the early termination of this Letter Agreement.

5.                          Termination Events; Remedies.  (a)  The occurrence of any of the following events shall constitute a “PHH Termination Event”:

(i)            the occurrence of any Event of Default or Termination Event as set forth in an Early Funding Agreement, after the expiration of any applicable cure period;

(ii)           the occurrence of a “Material Adverse Change” with respect to PHH, which shall mean the occurrence of an event that would cause a material and adverse change in the financial condition, business, or operations of PHH and its parent or subsidiaries, taken as a whole, as a result of any event that disproportionately impacts PHH and its parent or subsidiaries relative to similarly-sized mortgage companies;

(iii)          RESERVED;

(iv)          PHH’s “Lender Adjusted Net Worth”, as such term is defined in Subpart A4-2-01 of the Fannie Mae Selling Guide, as it may be amended from time to time (the “Guide”), decreasing below $600 million;

(v)           the failure of PHH to meet the financial eligibility requirements set forth in Subpart A4-2-01 of the Guide;

(vi)          a “Repurchase Trigger Event” as defined in Master Agreement no. MP04624 by and between Fannie Mae and PHH (or any Master Agreement that expressly replaces Master Agreement no. MP04624);

(vii)         the failure of PHH to pay a Commitment Fee or Non-Usage fee to Fannie Mae in accordance with the terms of this Letter Agreement within three business days following notice to PHH of such failure;

(viii)        the occurrence of any legislative or regulatory action that causes this Letter Agreement or the transactions contemplated hereby to be contrary to applicable law;

(ix)          the Consolidated Net Worth on the last day of any fiscal quarter of PHH Corporation after the Effective Date, being less than US$1 billion;

(x)           on the last day of each fiscal quarter of PHH Corporation, the ratio of Indebtedness to Tangible Net Worth being in excess of 6.5 to 1.0;

(xi)          the failure by PHH Corporation and its Subsidiaries to maintain aggregate Available Borrowing Capacity of at least US$1 billion at all times (excluding committed or uncommitted loan purchase arrangements or other funding arrangements from Fannie Mae related to the Early Funding Agreements or otherwise, and any warehouse capacity provided by Government-Sponsored Enterprises), provided, that no more than US$500 million of such capacity is in respect of facilities that are exclusively gestation facilities; and

(xii)         (i) a default in payment shall be made with respect to any Indebtedness of PHH Corporation or any of its Subsidiaries (other than Securitization

Indebtedness) where the amount or amounts of such Indebtedness exceeds US$25 million (or its equivalent thereof in any other currency) in the aggregate; or (ii) default in payment or performance shall be made with respect to any Indebtedness of PHH Corporation or any of its Subsidiaries (other than Securitization Indebtedness) where the amount or amounts of such Indebtedness exceeds US$25 million (or its equivalent thereof in any other currency) in the aggregate, if the effect of such default is to result in the acceleration of the maturity of such Indebtedness; or (iii) any other circumstance shall arise (other than the mere passage of time) by reason of which PHH Corporation or any Subsidiary of PHH Corporation is required to redeem or repurchase, or offer to holders the opportunity to have redeemed or repurchased, any such Indebtedness (other than Securitization Indebtedness) where the amount or amounts of such Indebtedness exceeds US$25 million (or its equivalent thereof in any other currency) in the aggregate; provided that clause (iii) shall not apply to secured Indebtedness that becomes due as a result of a voluntary sale of the property or assets securing such Indebtedness or Indebtedness that is redeemed or repurchased at the option of PHH Corporation or any of its Subsidiaries or with respect to any Indebtedness that is convertible, in whole or in part, into shares of capital stock of PHH Corporation and/or cash based on any formula(s) that reference the trading price of shares of capital stock of PHH Corporation, any payment for settlement (whether in cash or otherwise) upon conversion thereof and provided, further, that clauses (ii) and (iii) shall not apply to any Indebtedness of any Subsidiary issued and outstanding prior to the date such Subsidiary became a Subsidiary of PHH Corporation (other than Indebtedness issued in connection with, or in anticipation of, such Subsidiary becoming a Subsidiary of PHH Corporation) if such default or circumstance arises solely as a result of a “change of control” provision applicable to such Indebtedness which becomes operative as a result of the acquisition of such Subsidiary by PHH Corporation or any of its Subsidiaries.

(b)                                 The occurrence of any of the following events shall constitute a “Fannie Mae Termination Event”:

(i)            the failure of Fannie Mae to acquire mortgage loans or pools of mortgage loans from PHH in accordance with the terms of the Commitment;

(ii)           the occurrence of any legislative or regulatory action that causes this Letter Agreement or the transactions contemplated hereby to be contrary to applicable law; and

(iii)                               the termination of each As Soon As Pooled Sale Agreement between Fannie Mae and PHH and each As Soon As Pooled Plus Agreement between Fannie Mae and PHH.

(c)                                  Upon the occurrence of a PHH Termination Event, Fannie Mae may either: (x) waive the PHH Termination Event and continue with the Letter Agreement in full force and effect, or (y) at its option, terminate this Letter Agreement upon written notice to PHH.  Upon the termination of this Letter Agreement by Fannie Mae pursuant to a PHH Termination Event, Fannie Mae shall refund any pro-rated Commitment Fees paid by PHH to Fannie Mae that are attributable to the time period after the effective date of the termination, less any Non-Usage Fees owed by PHH as of the effective date of such termination.  PHH shall not be liable for any direct, indirect, incidental, special, consequential, exemplary or punitive damages of Fannie Mae in connection with the termination of this Letter Agreement.

(d)                                 Upon the occurrence of a Fannie Mae Termination Event, PHH may either: (x) waive the Fannie Mae Termination Event and continue with the Letter Agreement in full force and effect, or (y) at its option, terminate this Letter Agreement upon written notice to Fannie Mae.  Upon the termination of this Letter Agreement by PHH pursuant to a Fannie Mae Termination Event, Fannie Mae shall refund any pro-rated Commitment Fees paid by PHH to Fannie Mae that are attributable to the time period after the effective date of the termination, less any Non-Usage Fees owed by PHH as of the effective date of such termination.  Fannie Mae shall not be liable for any direct, indirect, incidental, special, consequential, exemplary or punitive damages of PHH in connection with the termination of this Letter Agreement.

(e)                                  The early termination of this Letter Agreement will not impact the status of Pending transactions under the Early Funding Agreements; provided, however, that for the avoidance of doubt, the termination of other contracts between PHH and Fannie Mae (e.g., the Early Funding Agreements or the Master Agreement) may impact the status of Pending transactions under the Early Funding Agreements.

6.                                    Notices.  Any notice or request permitted or required pursuant to this Letter Agreement must be in writing and sent to the addresses set forth below, or such other address as a party hereto may from time to time designate, via a means that ensures overnight delivery or by intra-day messenger, with a copy of such written notice sent via email to the address or addresses identified below:

Fannie Mae:	Ms. Renee Schultz, Senior Vice President
Fannie Mae
4000 Wisconsin Avenue, NW
Washington, DC 20016
renee_r_schultz@fanniemae.com
early_funding@fanniemae.com
Telephone: 1-866-944-3863

PHH:	Attn: Richard Bradfield
PHH Mortgage Corporation
1 Mortgage Way
Mount Laurel, NJ 08054
rich.bradfield@phhmail.com

with a copy to:

PHH Mortgage Corporation
Attn: General Counsel
1 Mortgage Way
Mount Laurel, NJ 08054
legalnotice@phhmail.com

7.                                    No Assignment.  Neither this Letter Agreement nor any rights or obligations hereunder may be assigned by Fannie Mae or PHH without the prior written consent of the other.  A change of control of PHH shall constitute an assignment of this Letter Agreement.

8.                                    No Publicity.  Neither party shall, in the course of performance of this Letter Agreement or thereafter, use the other party’s name in any advertising or promotional materials without the prior written consent of the other party, which consent shall not be unreasonably withheld.

9.                                    Counterparts.  This Letter Agreement may be signed in counterparts, each of which shall be deemed to be an original and both of which, when taken together, shall constitute one and the same instrument.

10.                             Amendment and Restatement.  The terms and provisions of the Existing Letter Agreement shall be deemed amended and restated in their entirety effective as of the Effective Date by the terms and provisions of this Letter Agreement and the terms and provisions of this Letter Agreement shall supersede the terms and provisions of the Existing Letter Agreement as of the Effective Date.  From and after the Effective Date, all references made to the Existing Letter Agreement in any agreement between Fannie Mae and PHH shall, without more, be deemed to refer to this Letter Agreement.

11.                             Governing Law; Amendments to this Agreement.  The terms of this Letter Agreement shall be governed by the laws of the District of Columbia, without regard to its conflicts of laws rules.  Both parties hereby irrevocably consent to the jurisdiction of the courts in the District of Columbia.  No amendment to this Letter Agreement shall be effective unless it is in writing and signed by both Fannie Mae and PHH.

12.                             No Modification of Agreements.  (a) This Letter Agreement sets forth the terms of Fannie Mae’s Commitment to purchase mortgage loans and pools of mortgage loans from PHH pursuant to the Early Funding Agreements during the Term.  This Letter Agreement is not intended to modify to the terms and provisions of the Early Funding Agreements, other than as set forth in Section 2(d) of this Letter Agreement.

(b)                                 Each of Fannie Mae and PHH reserves their respective rights and remedies under any other agreement in place between the parties.

13.                             No Fiduciary Relationship.  Each party acknowledges and agrees that no fiduciary, advisory, or agency relationship exists between the parties, or is intended to be created between the parties as a result of this Letter Agreement or any of the transactions contemplated hereby.

14.                             No Third Party Beneficiaries.  Each party agrees that this Letter Agreement is intended to be solely for the benefit for the parties hereto and is not intended to and does not confer any benefits upon, or create any rights in favor of, any other person other than the parties hereto.

15.                             Waivers.  No waiver of any right, power, or privilege hereunder by a party shall preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder by such party, and no exercise of any remedy hereunder by a party shall constitute a waiver of such party’s right to exercise any other remedy hereunder.

[Signature Page Follows]

Please countersign the two (2) enclosed counterparts of this letter to evidence your agreement with the terms hereof and return one (1) to my attention at the above-listed address.

Thank you.

Yours truly,

FANNIE MAE

		By:	/s/ Renee R. Schultz
Renee R. Schultz
Senior Vice President, Capital Markets

ACCEPTED AND AGREED:

PHH MORTGAGE CORPORATION

By:	/s/ Richard J. Bradfield
Richard J. Bradfield
Senior Vice President and Treasurer